UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2008

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51410 (Commission File Number)	33-0922667 (I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                As a result of the Merger (as defined in Item 5.01 below), all outstanding shares of common stock, $0.001 par value per share (the “Common Stock”), of CryoCor, Inc. (the “Company”) are owned by Boston Scientific Scimed, Inc. (“BSS”), a wholly-owned subsidiary of Boston Scientific Corporation (“BSC”).  Accordingly, the Company requested that The NASDAQ Stock Market (“NASDAQ”) suspend the Common Stock from trading as of the close of business on May 28, 2008.  NASDAQ has advised the Company that on such date, it filed with the Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 to delist and deregister the Common Stock.  Ten days after the filing of the Form 25 by NASDAQ, the Common Stock will no longer be listed on NASDAQ.  Promptly following such delisting, the Company intends to file with the SEC a Certification on Form 15 under the Exchange Act, requesting that the Common Stock be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 5.01.  Changes in Control of Registrant.

                On May 28, 2008, BSC, BSS and Padres Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of BSS, announced that the initial offer period of the tender offer by Purchaser (the “Offer”) to acquire all of the outstanding shares of Common Stock (the “Shares”) of the Company not owned by BSS for $1.35 per Share, net to the seller thereof, in cash without interest, expired at 12:00 midnight, New York City time, on Tuesday, May 27, 2008 (the end of the day on May 27, 2008).  Purchaser advised the Company that, as of the expiration of the Offer, Shares representing more than 90% of the outstanding Common Stock were validly tendered and not withdrawn.  All Shares that were validly tendered and not withdrawn have been accepted for payment by Purchaser in accordance with the terms of the Offer.

                The Offer was made in accordance with, and the acceptances were made pursuant to, the terms of the Agreement and Plan of Merger, dated as of April 15, 2008, by and among BSS, the Purchaser and the Company (the “Merger Agreement”).  Pursuant to the Merger Agreement, on May 28, 2008, the Purchaser merged with and into the Company (the “Merger”), and the Company is now a wholly-owned subsidiary of BSS.

                The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Form 8-K filed by the Company with the SEC by the Company on April 17, 2008 and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On May 28, 2008, in accordance with the provisions of the Merger Agreement referred to in Item 5.01 above, each of Edward F. Brennan, David J. Cooney, Jerry C. Griffin, J. Mark Hattendorf, Arda M. Minocherhomjee and Kurt C. Wheeler, submitted a resignation from the

Company’s Board of Directors and from any committees of the Company’s Board of Directors.  Such resignations were effective upon the effective time of the Merger.

                Additionally, effective upon the consummation of the Offer, the employment of Edward F. Brennan, the Company’s President and Chief Executive Officer, and Gregory J. Tibbitts, the Company’s Vice President, Finance and Chief Financial Officer was terminated.  The Company intends to enter into consulting agreements with each of Mr. Brennan and Mr. Tibbitts.

(c)           On May 28, 2008, Joe Fitzgerald was appointed as the Company’s President and Sam R. Leno was appointed as the Company’s Chief Financial Officer and Vice President.  Such persons were designated for such appointments in accordance with the provisions of the Merger Agreement.  Information about Mr. Fitzgerald and Mr. Leno was previously furnished to the Company by Purchaser and is set forth in Annex I to the Offer to Purchase filed by BSC, BSS and Purchaser with the SEC on April 25, 2008, as subsequently amended.

(d)           On May 28, 2008, each of Lawrence J. Knopf and Sam R. Leno was appointed as a director of the Company to fill the vacancies created by the aforementioned resignations, effective as of the effective time of the Merger.  Such persons were designated for appointment as directors of the Company in accordance with the provisions of the Merger Agreement.  Each of Mr. Knopf and Mr. Leno is a director and/or officer of BSS.  Information about Mr. Knopf and Mr. Leno was previously furnished to the Company by Purchaser and is set forth in Annex I to the Offer to Purchase filed by BSC, BSS and Purchaser with the SEC on April 25, 2008, as subsequently amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           Pursuant to the terms of the Merger Agreement, the certificate of incorporation and the bylaws of the Company were each amended and restated in their entirety upon the consummation of the Merger to conform to the certificate of incorporation and bylaws of Purchaser, as in effect immediately prior to such consummation.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

2.1           Agreement and Plan of Merger, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation, Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of BSS, and CryoCor, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2008).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Assistant Secretary

Date: June 3, 2008

INDEX TO EXHIBITS

2.1           Agreement and Plan of Merger, dated as of April 15, 2008, by and among Boston Scientific Scimed, Inc., a Minnesota corporation (“BSS”), Padres Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of BSS, and CryoCor, Inc. (incorporated by reference to Exhibit 2.1 to CryoCor Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2008).